Exhibit 99.1

Surmodics Reports First Quarter Fiscal 2019 Results

Updates Fiscal 2019 Guidance

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--January 30, 2019--Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced results for its fiscal 2019 first quarter ended December 31, 2018 and updated its financial outlook for fiscal 2019.

Summary of First Quarter Fiscal 2019 Highlights

  Revenue of $22.2 million, an increase of 31% year-over-year
  GAAP EPS of $0.09, non-GAAP EPS of $0.12
  Updating fiscal 2019 revenue and EPS guidance
  Initial patient treated in first in-human study for Avess™ arteriovenous (AV) access drug coated balloon (DCB)

“During the first quarter of our fiscal year we demonstrated strong operational performance in our Medical Device and IVD businesses, producing excellent top and bottom line results,” said Gary Maharaj, President & CEO of Surmodics. “We are making meaningful progress on our fiscal 2019 strategic initiatives, notably treating the first patient using our Avess DCB and continuing enrollment in our TRANSCEND clinical trial. We are looking forward to continued momentum across our business throughout 2019.”

First Quarter Fiscal 2019 Financial Results

Total revenue for the first quarter of fiscal 2019 was $22.2 million, as compared with $17.0 million in the prior-year period. Medical Device revenue was $17.3 million in the first quarter of fiscal 2019, as compared with $12.8 million in the year-ago period, an increase of 35%, and includes $2.4 million from our SurVeil® agreement with Abbott. In Vitro Diagnostics revenue was $5.0 million for the first quarter of fiscal 2019 as compared with $4.2 million in the same prior-year quarter, an increase of 18%.

Diluted GAAP earnings per share in the first quarter of fiscal 2019 was $0.09 as compared with diluted GAAP loss per share of $(0.12) in the year-ago period. On a non-GAAP basis, earnings per share were $0.12 in the first quarter of fiscal 2019, as compared with $0.10 in the year-ago period.

As of December 31, 2018, cash and investments were $45.9 million. Surmodics used $5.4 million of cash in operating activities in the first three months of fiscal 2019, which included $2.0 million of the $11.0 million settlement of contingent consideration obligations from the fiscal 2016 Creagh Medical acquisition. Capital expenditures totaled $2.1 million for the first three months fiscal 2019.

Fiscal 2019 Guidance Revised

As a result of revenue performance in the first quarter of fiscal 2019, Surmodics is increasing the lower end of its fiscal 2019 revenue expectations to $94 million from $92 million, while maintaining the upper end of the fiscal 2019 revenue expectations of $97 million. In addition, the Company now expects a fiscal 2019 diluted GAAP loss in the range of ($0.22) to ($0.02) per share, compared with previous expectations of a loss ranging from ($0.32) to ($0.02) per share. Non-GAAP diluted EPS is now expected to be in the range of $0.02 to $0.22 per share compared with previous expectations of a loss of ($0.07) to earnings of $0.23 per share.

Conference Call

Surmodics will host a webcast at 4 p.m. CT (5 p.m. ET) today to discuss first quarter results. To access the webcast, go to the investor relations portion of the Company’s website at https://surmodics.gcs-web.com and click on the webcast icon. The webcast will be archived on the Company’s website for 90 days. A replay of the first quarter conference call will be available by dialing 888-203-1112 and entering conference call ID passcode 1070221. The audio replay will be available beginning at 7 p.m. CT on Wednesday, January 30, 2019, until 7 p.m. CT on Wednesday, February 6, 2019.

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding the Company’s performance in the near- and long-term, including our revenue and earnings expectations for fiscal 2019, and our SurVeil DCB and other proprietary products are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully develop, obtain regulatory approval for, and commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), and other proprietary products; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies; (3) possible adverse market conditions and possible adverse impacts on our cash flows, and (4) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including EBITDA and Adjusted EBITDA, non-GAAP operating (loss) income, non-GAAP income before income taxes, non-GAAP net income, and non-GAAP diluted earnings per share, and the non-GAAP effective income tax rate. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)

	Three Months Ended
	December 31,
	2018	2017
	(Unaudited)
Revenue:
Product sales	$9,751	$8,088
Royalties and license fees	10,096	7,076
Research, development and other	2,394	1,849
Total revenue	22,241	17,013
Operating costs and expenses:
Product costs	3,523	2,891
Research and development	11,486	7,831
Selling, general and administrative	5,949	5,188
Acquired intangible asset amortization	606	618
Contingent consideration (gain) expense	(35)	1,118
Total operating costs and expenses	21,529	17,646
Operating income (loss)	712	(633)
Other income, net	422	112
Income (loss) before income taxes	1,134	(521)
Income tax benefit (provision)	176	(1,035)
Net income (loss)	$1,310	$(1,556)

Basic income (loss) per share:	$0.10	$(0.12)

Diluted income (loss) per share:	$0.09	$(0.12)

Weighted average number of shares outstanding:
Basic	13,367	13,064
Diluted	13,827	13,064

Surmodics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands) (Unaudited)

	December 31,	September 30,
	2018	2018
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$14,402	$23,318
Restricted cash	—	350
Available-for-sale securities	31,453	41,352
Accounts receivable, net	9,761	8,877
Contract assets - royalties and license fees	6,707	—
Inventories, net	4,168	4,016
Prepaids and other	4,185	3,614
Total Current Assets	70,676	81,527
Property and equipment, net	29,898	30,143
Deferred tax assets	4,778	6,304
Intangible assets, net	16,874	17,683
Goodwill	26,834	27,032
Other assets	1,602	1,446
Total Assets	$150,662	$164,135
Liabilities and Stockholders’ Equity
Current Liabilities:
Contingent consideration, current portion	3,326	11,041
Deferred revenue	7,391	9,646
Other current liabilities	9,699	14,446
Total Current Liabilities	20,416	35,133
Contingent consideration, less current portion	—	3,425
Deferred revenue, less current portion	10,913	11,247
Other long-term liabilities	5,712	5,720
Total Liabilities	37,041	55,525
Total Stockholders’ Equity	113,621	108,610
Total Liabilities and Stockholders’ Equity	$150,662	$164,135

Surmodics, Inc. and Subsidiaries Supplemental Segment Information (in thousands) (Unaudited)

	Three Months Ended December 31,
	2018		2017
Revenue:		% of Total		% of Total	% Change
Medical Device	$17,258	77.6%	$12,774	75.1%	35.1%
In Vitro Diagnostics	4,983	22.4%	4,239	24.9%	17.6%
Total revenue	$22,241		$17,013		30.7%

	Three Months Ended
	December 31,
	2018	2017
Operating income (loss):
Medical Device	$357	$(389)
In Vitro Diagnostics	2,455	1,670
Total segment operating income	2,812	1,281
Corporate	(2,100)	(1,914)
Total operating income (loss)	$712	$(633)

Surmodics, Inc. and Subsidiaries Reconciliation of GAAP Measures to Non-GAAP Amounts Schedule of EBITDA, Adjusted EBITDA and Cash Flows from Operations (in thousands) (Unaudited)

	Three Months Ended
	December 31,
	2018	2017
Net income (loss)	$1,310	$(1,556)
Income tax (benefit) provision	(176)	1,035
Depreciation and amortization	1,756	1,520
Investment income, net	(316)	(121)
Interest expense	37	—
EBITDA	2,611	878

Adjustments:
Contingent consideration (gain) expense (1)	(35)	1,118
Foreign exchange (gain) loss (2)	(126)	186
Gain on strategic investment (4)	(7)	(177)
Adjusted EBITDA	$2,443	$2,005

Net Cash (Used in) Provided by Operating Activities	$(5,405)	$614

Estimated Non-GAAP Net Earnings per Common Share Guidance Reconciliation For the Fiscal Year Ended September 30, 2019 (Unaudited)

	Full Fiscal Year Estimate
	Low	High
GAAP results	$(0.22)	$(0.02)
Contingent consideration adjustments (1)	0.08	0.08
Foreign exchange gain on contingent consideration (2)	(0.01)	(0.01)
Amortization of acquired intangibles (3)	0.17	0.17
Non-GAAP results	$0.02	$0.22

Surmodics, Inc., and Subsidiaries Net Income (Loss) and Diluted EPS GAAP to Non-GAAP Reconciliation (in thousands, except per share data) (Unaudited)

	For the Three Months Ended December 31, 2018
	Total Revenue	Operating Income	Operating Income Percentage	Income Before Income Taxes	Net Income (6)	Diluted EPS	Effective tax rate
GAAP	$22,241	$712	3.2%	$1,134	$1,310	$0.09	(15.5)%
Adjustments:
Contingent consideration gain (1)	―	(35)	(0.2)	(35)	(35)	(0.00)
Foreign exchange gain on contingent consideration (2)	―	—	—	(126)	(126)	(0.01)
Amortization of acquired intangible assets (3)	―	606	2.7	606	561	0.04
Gain on strategic investment (4)	—	—	—	(7)	(7)	(0.00)
Non-GAAP	$22,241	$1,283	5.7%	$1,572	$1,703	$0.12	(8.3)%

	For the Three Months Ended December 31, 2017
	Total Revenue	Operating (Loss) Income	Operating (Loss) Income Percentage	(Loss) Income Before Income Taxes	Net (Loss) Income (6)	Diluted EPS	Effective tax rate
GAAP	$17,013	$(633)	(3.7)%	$(521)	$(1,556)	$(0.12)	(198.7)%
Adjustments:
Contingent consideration expense (1)	―	1,118	6.6	1,118	1,118	0.08
Foreign exchange loss on contingent consideration (2)	―	—	—	180	180	0.01
Amortization of acquired intangible assets (3)	―	618	3.6	618	567	0.04
Gain on strategic investment (4)	―	—	—	(177)	(177)	(0.01)
Tax reform impact (5)	―	—	—	—	1,246	0.09
Non-GAAP	$17,013	$1,103	6.5%	$1,218	$1,378	$0.10	(13.1)%

(1)	Represents accounting adjustments to state acquisition-related contingent consideration liabilities at their estimated fair value, including accretion for the passage of time as well as adjustments to the liabilities’ fair values related to changes in the timing and/or probability of achieving milestones. The tables include contingent consideration liability adjustments in each respective historical period and do not include in future-period fair value changes, other than estimated accretion expense as determined at the end of the current quarter. These amounts are not taxable or tax deductible.
(2)	Foreign exchange gains and losses are related to marking non-U.S. dollar contingent consideration to period-end or settlement date exchange rates. The tables include foreign currency exchange loss or gain recorded in each respective historical period and do not include forecasted currency fluctuations in future periods. These gains and losses are not taxable or tax deductible.
(3)	Amortization of acquisition-related intangible assets and associated tax impact. A significant portion of the acquisition-related amortization is not tax deductible.
(4)	Represents the gain recognized on the sale of a strategic investment which was not tax-affected as it was offset by previously recognized capital losses.
(5)	Income tax expense from the re-measurement of net deferred tax assets recognized after the enactment of the Tax Cuts and Jobs Act in December 2017.
(6)	Net income (loss) includes the effect of the above adjustments on the income tax provision, taking into account deferred taxes and non-deductible items. Effective rates of 21% (fiscal 2019) and 24.5% (fiscal 2018) were used to estimate the income tax impact of the adjustments, except that expenses occurring in Ireland have not been tax-affected as all tax benefits are offset by a full valuation allowance and acquired in-process research and development, which will be deductible at a 21% statutory tax rate.

CONTACT:
Surmodics, Inc.
Tim Arens, 952-500-7000
ir@surmodics.com